Exhibit (d)(A)

EXECUTION VERSION

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS SIGNED AND DELIVERED BY ALL PARTIES.

INVESTMENT AND TENDER OFFER AGREEMENT

by and among

AVOLON HOLDINGS LIMITED

BOHAI LEASING CO., LTD

and

GLOBAL AVIATION LEASING CO., LTD.

dated as of

July 14, 2015

i

ARTICLE IV

COVENANTS		17

Section 4.01.	Conduct of Business of the Company.	17
Section 4.02.	No Solicitation.	19
Section 4.03.	Efforts.	20
Section 4.04.	Takeover Statute.	22
Section 4.05.	Public Announcements.	22
Section 4.06.	Shareholder Litigation.	22
Section 4.07.	Notifications.	22
Section 4.08.	Financing.	22

ARTICLE V

TERMINATION		23

Section 5.01.	Termination By Mutual Consent.	23
Section 5.02.	Termination By Either Offeror or the Company.	23
Section 5.03.	Termination Without Action.	23
Section 5.04.	Termination by the Company.	23
Section 5.05.	Termination by Offeror.	24
Section 5.06.	Notice of Termination; Effect of Termination.	25
Section 5.07.	Termination Fees.	25

ARTICLE VI

MISCELLANEOUS		27

Section 6.01.	Definitions.	27
Section 6.02.	Interpretation; Construction.	32
Section 6.03.	No Survival.	33
Section 6.04.	Governing Law; Jurisdiction.	33
Section 6.05.	Waiver of Jury Trial.	34
Section 6.06.	Notices.	34
Section 6.07.	Entire Agreement; No Third Party Beneficiaries.	35
Section 6.08.	Severability.	35
Section 6.09.	Assignment.	36
Section 6.10.	Remedies; Specific Performance.	36
Section 6.11.	Counterparts; Effectiveness.	36
Section 6.12.	Expenses.	36
Section 6.13.	Amendment.	36
Section 6.14.	Extension; Waiver.	37
Section 6.15.	No Recourse.	37
Section 6.16.	Certain Waivers.	35

EXHIBITS

Exhibit A — Conditions to Offer

ii

INVESTMENT AND TENDER OFFER AGREEMENT

This Investment and Tender Offer Agreement (this “Agreement”), is entered into as of July 14, 2015 by and among Global Aviation Leasing Co., Ltd., a Cayman Islands exempted company (“Offeror”), Bohai Leasing Co., Ltd., a limited company existing under the laws of the People’s Republic of China (“Parent”) and Avolon Holdings Limited, a Cayman Islands exempted company having its principal place of business at The Oval, Building 1, Shelbourne Road, Ballsbridge, Dublin 4, Ireland (the “Company”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 6.01 hereof.

RECITALS

WHEREAS, Offeror desires to acquire 20% of the issued and outstanding common shares, par value $0.000004 per share, of the Company (the “Company Common Shares”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Offeror has agreed to commence a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase 20% of the issued and outstanding Company Common Shares as of immediately prior to the Expiration Time (the “Offer Cap”) at a price per Company Common Share of $26.00 (such amount or any higher amount per share that may be paid pursuant to the Offer, the “Offer Price”), net to the sellers in cash, without interest, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to the terms of that certain Agreement to Tender (the “Tender Agreement”), dated as of the date hereof, by and among Offeror and the sponsors and syndicate investors party thereto, (collectively, the “Sponsors”), the Sponsors have collectively agreed to tender an aggregate number of Company Common Shares as necessary for the Offeror to acquire a number of Company Common Shares equal to the Offer Cap;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Offer, in each case on the terms and subject to the conditions of this Agreement and the Tender Agreement;

WHEREAS, the board of directors of Offeror (the “Offeror Board”) has, on the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Offer, in each case on the terms and subject to the conditions of this Agreement and the Tender Agreement;

WHEREAS, the board of directors of Parent (the “Parent Board”) has, on the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, in each case on the terms and subject to the conditions of this Agreement and the Tender Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, the Company HNA Capital Group Co., Ltd. and Tianjin Yanshan Equity Investment Fund Co., Ltd. (collectively, the “Majority Shareholders”) have entered into the voting agreement attached hereto as Annex A (the “Voting Agreement”), pursuant to which the Majority Shareholders have agreed to vote in favor of this Agreement and the transactions contemplated hereby at the Shareholder Meeting, on the terms and subject to the conditions of the Voting Agreement;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the transactions contemplated hereby and also to prescribe certain conditions to the Offer;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE SHAREHOLDER MEETING; THE OFFER

Section 1.01. The Shareholder Meeting.

(a) As promptly as practical following the execution of this Agreement (but in any event no later than 24 hours after publication of the joint press release announcing the transactions contemplated hereby), Parent shall file with the Shenzhen Stock Exchange (“SZSE”) a notice (together with any shareholder circular to be provided to its shareholders, the “Shareholder Notice”) to its shareholders of an extraordinary shareholders meeting to approve this Agreement and the transactions contemplated hereby, including the Offer (the “Shareholder Meeting”). The Shareholder Notice shall be substantially in the form previously reviewed by the Company.

(b) Parent shall hold the Shareholder Meeting as promptly as practical following the execution of this Agreement, but in any event no later than the sixteenth (16th) calendar day after the filing of the Shareholder Notice with the SZSE. The Parent Board shall recommend that its shareholders vote in favor of approving this Agreement and the transactions contemplated hereby, including the Offer, at the Shareholder Meeting. The Parent shall not amend, modify, alter or otherwise make any changes to the Shareholder Notice or the Parent Board’s recommendation to its shareholders unless the Company and its counsel have been provided a reasonable opportunity to review and comment on such amendment or modification and Parent has given reasonable and good faith consideration to any such comments (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). For the avoidance of doubt, any communications from Parent or its Affiliates (including, for the avoidance of doubt, Offeror) related to the Shareholder Meeting shall be made in accordance with the provisions of Section 4.05.

Section 1.02. The Offer.

(a) Provided that this Agreement shall not have been terminated pursuant to Article V, Offeror shall use its reasonable best efforts to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer as promptly as practicable (but in any event no later than the first Business Day after the date of the Shareholders Meeting (which, if the Shareholders Meeting occurs on July 30, 2015 (China time), shall be July 31, 2015 (New York City time)) after the date of the Shareholder Meeting.

(b) The obligation of Offeror to accept for payment and pay for any Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer shall be subject to the satisfaction, or waiver by Offeror in accordance with the terms hereof, of the condition that such tendered Company Common Shares represent at least 20% of the issued and outstanding Company Common Shares and the other conditions and requirements that are set forth in Exhibit A, as such conditions may be modified in accordance with this Agreement (the “Offer Conditions”). Subject to the prior satisfaction, or waiver by Offeror in accordance with the terms hereof, of the Offer Conditions as of the Expiration Time, Offeror shall consummate the Offer in accordance with its terms and accept for payment and pay for all Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time subject to the Offer Cap and Section 1.02(f). The Offer Price payable in respect of each Company Common Share validly tendered and not validly withdrawn pursuant to the Offer shall be paid to the sellers in cash, without interest, on the terms and subject to the conditions set forth in this Agreement as soon as practicable after the Expiration Time (as the same may be extended or required to be extended).

(c) The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions. Offeror expressly reserves the right (in its sole discretion) to waive, in whole or in part, any Offer Condition or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless previously approved in writing by the Company, Offeror shall not (i) reduce the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (ii) change or modify the Offer Cap, (iii) add to the Offer Conditions, (iv) waive, modify or change the Offer Conditions set forth in paragraphs (a), or (e) of Exhibit A, (v) waive, modify or change any other Offer Condition in any manner adverse to any shareholders of the Company, (vi) except as otherwise provided in this Section 1.02, extend or otherwise change the expiration date of the Offer or (vii) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to the shareholders of the Company.

(d) Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”), except as may otherwise be required by applicable Law, or, in the event the Initial Expiration Time has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e) Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with its terms, Offeror shall (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Time any of the Offer Conditions shall not be satisfied or waived; (ii) extend the Offer, at the request of the Company, in accordance with Section 4.02(b)(i)(z); and (iii) extend the Offer for the minimum period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”) or the China Securities Regulation Commission (the “CSRC”), the staff of the SEC or the CSRC, or the New York Stock Exchange (“NYSE”) or the SZSE applicable to the Offer; provided, however, that in no event (A) shall Offeror be required to extend the Offer beyond 45 calendar days from the date of its commencement (the “Outside Date”) or (B) shall this Section 1.02(e) be construed or deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to Article V.

(f) On the terms and subject to the satisfaction or waiver in accordance with the terms hereof by Offeror of the Offer Conditions as of the Expiration Time, Offeror shall accept and pay the Offer Price pursuant to Section 1.02(b) for all Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.02); provided that, notwithstanding anything herein to the contrary, subject to the satisfaction, or waiver in accordance with the terms hereof, by Offeror of the Offer Conditions as of the Expiration Time, in the event that Company Common Shares representing more than the Offer Cap are validly tendered in the Offer and not validly withdrawn, Offeror shall purchase from each tendering shareholder such tendering shareholder’s pro rata portion of the total number of Company Common Shares validly tendered, such that 20% of the issued and outstanding Company Common Shares as of immediately prior to the Expiration Time is acquired pursuant to the Offer. Acceptance for payment of Company Common Shares pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.” At the Offer Closing each of the Offeror and the Company shall deliver to the other party a duly executed counterpart to the A&R Shareholders’ Agreement.

(g) In no event shall the Offeror terminate the Offer except as expressly permitted by this Agreement. If the Offer is terminated or withdrawn by Offeror in accordance with this Agreement, or this Agreement is terminated pursuant to Article V, prior to the acceptance for payment of the Company Common Shares tendered in the Offer, Offeror shall promptly return (and in any event within three (3) Business Days), and shall cause any depository acting on behalf of Offeror to promptly return, all tendered Company Common Shares to the registered holders thereof.

(h) As soon as practicable on the date of the commencement of the Offer, Offeror shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”). The Company shall promptly furnish to Offeror in writing all information concerning the Company and its Subsidiaries that may be required by applicable Laws or reasonably requested by Offeror for inclusion in the Offer Documents. Offeror shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Offeror, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. Offeror shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Offeror shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Offer Documents. Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Offeror shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Offeror shall give reasonable and good faith consideration to any such comments (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).

Section 1.03. Company Actions.

(a) On the date the Schedule TO is filed with the SEC , the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”)). The Company shall take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. Offeror shall promptly furnish to the Company in writing all information concerning Offeror that may be required by applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company, on the one hand, and Offeror, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall promptly notify Offeror upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Offeror with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Schedule 14D-9. Unless the Company Board has received a Qualifying Proposal, prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Offeror and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments (it being understood that Offeror and its counsel shall provide any comments thereon as soon as reasonably practicable).

(b) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Offeror mailing labels, available security position listings and any other available listings or computer files containing the names and addresses of all record holders or beneficial owners of the Company Common Shares, in each case as of the most recent practicable date, and shall furnish Offeror with such information and assistance (including lists of record holders or beneficial owners of the Company Common Shares, updated from time to time upon Offeror’s or its agents’ reasonable request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Offeror or its agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the Company Common Shares. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the other transactions contemplated hereby, Offeror shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and, if this Agreement shall be terminated, shall promptly deliver (and shall use reasonable best efforts to cause its agents and Representatives to deliver) to the Company or destroy all copies and any extract or summaries of such information then in their possession or control.

Section 1.04. Deposit; Deposit Escrow Agreement.

(a) Within seven (7) Business Days after the execution of this Agreement, (i) Offeror and the Company shall execute and deliver an escrow agreement to the Company or Offeror, as applicable, and the Escrow Agent in the form attached hereto as Exhibit B (the “Deposit Escrow Agreement”) and (ii) Parent, on behalf of Offeror, shall deliver to the Escrow Agent, by wire transfer in immediately available funds, an amount equal to twenty five million dollars ($25,000,000.00) million (the “Deposit”) for the Escrow Agent to hold in accordance with this Agreement and the Deposit Escrow Agreement.

(b) The Deposit Escrow Agreement shall provide that the Deposit, or any portion thereof, shall be released by the Escrow Agent only upon (i) a joint written instruction signed by each of Offeror and the Company (a “Joint Instruction”) or (ii) a final, non-appealable court order from a court of competent jurisdiction.

(c) Each of Offeror and the Company agree to provide Joint Instructions to the Escrow Agent instructing the Escrow Agent to release the Deposit as follows:

(i) at the Offer Closing, the Deposit shall be released to the depositary for the Offer, to the extent so elected by Offeror, to offset amounts payable by Offeror in respect of the Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer;

(ii) any portion of the Deposit not used at the Offer Closing to offset amounts payable by Offeror in respect of the Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer shall be released to the Offeror promptly following the Offer Closing; or

(iii) as provided in Section 5.07(b), following the termination of this Agreement; or

(iv) otherwise, the Deposit shall be released to the Offeror promptly following the termination of this Agreement.

Section 1.05. Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Offer Closing Date, any change in the issued and outstanding share capital of the Company shall occur, including by reason of any reclassification, recapitalization, share or stock split (including reverse share or stock split) or combination, exchange or readjustment of shares, or any stock or share dividend or distribution paid in stock or shares, the Offer Price and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to fairly reflect such change; provided that nothing in this Section 1.05 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed prior to the date of this Agreement (excluding any disclosures contained or referenced therein under the caption “Forward-Looking Statements” or “Risk Factors” and any other disclosures included in such Company SEC Documents to the extent that they are predictive or forward-looking in nature and provided that in no event shall any disclosure in any Company SEC Document qualify or limit the representations of the Company in Section 2.02 (Share Capital), Section 2.04 (Corporate Authority Relative to This Agreement; No Violation), and Section 2.09 (Finders or Brokers)) or (b) in the disclosure letter delivered by the Company to Parent and Offeror immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of Company Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are the subject of the corresponding representation or warranty), the Company represents and warrants to Parent and Offeror as follows:

Section 2.01. Qualification, Organization, Subsidiaries, etc. Each of the Company and each Significant Subsidiary is a legal entity duly organized or incorporated, validly existing and in good standing (to the extent such concept is recognized) under the Laws of its respective jurisdiction of organization or incorporation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company SEC Documents include a true and complete copy of the memorandum and articles of association of the Company and the Existing Shareholders’ Agreement, in each case as amended through the date hereof.

Section 2.02. Share Capital.

(a) The authorized share capital of the Company consists of 750,000,000 Company Common Shares of a par value of $ 0.000004 per share and 250,000,000 preference shares of a par value of $0.001 per share (the “Preference Shares”). As of July 1, 2015, there were (i) 82,428,607 Company Common Shares issued and outstanding and no Preference Shares outstanding; (ii) Company Options to purchase an aggregate of 1,696,107 Company Common Shares issued and outstanding; (iii) 560,818 Company Common Shares authorized for issuance under the Incentive Plan.

(b) Except as set forth in subsection (a) above, (i) as of the date hereof, the Company does not have any shares in its share capital issued, reserved for issuance or outstanding other than Company Common Shares that have become outstanding after July 1, 2015, which were reserved for issuance as of July 1, 2015 as set forth in subsection (a) above, and (ii) except as set forth on Section 2.02(b) of the Company Disclosure Letter, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of shares to which the Company or any of the Company’s Subsidiaries is a party (x) obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or any Voting Company Debt, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, or (C) redeem or otherwise acquire any such shares or other equity interests or (y) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and right accruing to holders of Company Common Shares. There are not any bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of common shares of the Company or any of its Subsidiaries may vote (“Voting Company Debt”). Except for the issuance of Company Common Shares that were available for issuance as set forth in subsection (a) above, from July 1, 2015 to the date hereof, the Company has not declared or paid any dividend or distribution in respect of the Company Common Shares, and has not issued, sold, repurchased, redeemed or otherwise acquired any Company Common Shares, and the Company Board has not authorized any of the foregoing. All issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right.

(c) Except as set forth in Section 2.02(c) of the Company Disclosure Letter, all outstanding securities of each Significant Subsidiary of the Company are owned beneficially and of record by the Company or a Subsidiary of the Company and are duly authorized, validly issued, fully paid and nonassessable. Other than securities pledged in connection with aircraft financing, with respect to each Significant Subsidiary of the Company, there are no outstanding options, warrants, profits interests, phantom equity, stock appreciation rights or other rights, Contracts or arrangements existing or outstanding which provide for the sale or issuance of any shares or other securities of any Subsidiary of the Company.

(d) Except for awards to acquire Company Common Shares under any equity incentive plan of the Company and its Subsidiaries set forth in Section 2.02(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(e) Except for the Existing Shareholders’ Agreement and that certain Instrument of Alteration supplemental to the Avolon Share Trust, dated December 11, 2014 between Avolon Aerospace Limited and State Street Trustees (Jersey Limited), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares or other equity interest of the Company or any of its Subsidiaries.

(f) Other than joint ventures that are described in documents filed with the SEC prior to the date hereof, neither the Company nor any of its Subsidiaries owns any ownership interest greater than $500,000 in value in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding share capital of such company.

Section 2.03. Information Contained in the Offer Documents and the Schedule 14D-9. The written information supplied by the Company expressly for inclusion in the Offer Documents (and any amendment or supplement thereto) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC or distributed or disseminated to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Offeror expressly for inclusion therein.

Section 2.04. Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of the Company Board duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof, approved the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement, including the Offer. No other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Offeror, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, including the Offer, and (ii) determining that the transactions contemplated hereby are in the best interests of the Company. Such resolutions are sufficient to render inapplicable to Offeror, this Agreement, the Offer and the other transactions contemplated hereby the provisions of articles 116 through 118 of the Amended and Restated Memorandum and Articles of Association of the Company. To the Knowledge of the Company, no “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws apply or purport to apply to this Agreement or the transactions contemplated hereby.

(c) Assuming the accuracy of the representations and warranties of Parent and Offeror set forth in Section 3.02(b), the execution, delivery and performance by the Company of this Agreement and the performance of the Company’s obligations under this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9, (ii) compliance with the rules and regulations of the NYSE, (iii) compliance with any applicable state securities or blue sky laws, and (iv) the other consents and/or notices set forth in Section 2.04(c) of the Company Disclosure Letter (collectively, clauses (i) through (iv), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent or materially delay or impair the consummation of the Offer or the other transactions contemplated by this Agreement.

(d) Assuming compliance with the matters referenced in Section 2.04(c) and the receipt of the Specified Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by Offeror of the Offer and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company, including its memorandum and articles of association, or any of its Significant Subsidiaries; (ii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession, or right binding upon the Company or any of its Significant Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Significant Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, consent, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect or to prevent or materially delay or impair the consummation of the Offer or the other transactions contemplated by this Agreement.

Section 2.05. Reports and Financial Statements.

(a) Since December 12, 2014, the Company has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder except as addressed through resolved comments of the staff of the SEC prior to the date hereof, and none of the Company SEC Documents as of the date it was filed, or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (if amended, as amended by the last such amendment prior to the date of this Agreement) fairly presented in all material respects the consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated statements of comprehensive income and their consolidated statements of cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) The Company and its Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company (x) has implemented and maintains disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (y) has disclosed, based on its most recent evaluation, to the

Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 2.06. Compliance with Law; Permits. The Company and each of the Company’s Subsidiaries is and, since December 12, 2014, has been in compliance with and is not, and since December 12, 2014, has not been, in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws,” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All certificates, licenses, permits, authorizations and approvals (“Permits”) issued or granted to the Company or any of its Subsidiaries are validly held by the Company or a Subsidiary of the Company, except where the failure to validly hold such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or the applicable Subsidiary of the Company is in compliance, and since December 12, 2014, has complied, with all terms and conditions thereof, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries possess all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and its Subsidiaries as currently conducted, other than such Permits the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.07. Absence of Certain Changes or Events. Since March 31, 2015, there has not occurred any Company Material Adverse Effect or any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.08. Litigation. There are no civil, criminal or administrative actions, claims, arbitrations, suits, inquiries, investigations or proceedings (including any charges, notices or inquiries made or given by any Governmental Entity, whether by subpoena, request for information or otherwise) pending (or, to the Knowledge of the Company, threatened) against or affecting the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.09. Finders or Brokers. Except for J.P. Morgan Securities Limited, neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee, commission or expense reimbursement in connection with or upon consummation of the Offer or the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 2.10. No Other Representations or Warranties. The Company is not making and has not authorized any Person to make any representation or warranty of any kind or nature expressed or implied other than as expressly made in this Article II. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company to Parent and Offeror in connection with the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF OFFEROR AND PARENT

Except as disclosed in the disclosure letter delivered by Offeror to the Company immediately prior to the execution of this Agreement (the “Offeror Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of Offeror Disclosure Letter shall be deemed disclosed with respect to any other section or subsection to the extent that the relevance of any disclosed event, item or occurrence in such Offeror Disclosure Letter to such other section or subsection is reasonably apparent as to matters and items which are the subject of the corresponding representation or warranty), each of Parent and Offeror represents and warrants to the Company, as follows:

Section 3.01. Organization. Each of Parent and Offeror is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the Offer Closing or the other transactions contemplated by this Agreement (an “Offeror Material Adverse Effect”). Offeror and Parent have made available to the Company prior to the date of this Agreement a true and complete copy of the organizational documents of Offeror and Parent, as applicable, as amended through the date hereof.

Section 3.02. Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Offeror has all requisite company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Parent Board and the Offeror Board and no other company proceedings on the part of Parent or Offeror is necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Offeror and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Offeror, enforceable against each of Parent and Offeror in accordance with its terms except that the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws, now or hereafter in effect, relating to creditors’ rights generally.

(b) The execution, delivery and performance by each of Parent and Offeror of this Agreement and the consummation of the Offer by Offeror do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) compliance with the applicable requirements of the Exchange Act, including the filing of the Offer Documents; and (ii) compliance with any applicable state securities or blue sky laws (collectively, clauses (i) and (ii), the “Offeror Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, have an Offeror Material Adverse Effect.

(c) The execution, delivery and performance by each of Parent and Offeror of this Agreement and the consummation by Offeror of the Offer and the consummation by Offeror and Parent of the other transactions contemplated hereby (including, for the avoidance of doubt, the transactions contemplated by Section 4.08) do not and will not (i) contravene or conflict with the organizational or governing documents of Parent, Offeror or any of their respective Subsidiaries; (ii) assuming compliance with the matters referenced in Section 3.02(b) and receipt of the Offeror Approvals, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent, Offeror or any of their respective Subsidiaries or any of their respective properties or assets; or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession, or right binding upon Parent, Offeror or any of their respective Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent, Offeror or any of their respective Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Offeror Material Adverse Effect. Without limiting the generality of the foregoing, the consummation of the transactions contemplated by Section 4.08 do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity related to capital export Laws, regulatory approvals or otherwise.

Section 3.03. Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent or Offeror, threatened) by any Governmental Entity with respect to Parent, Offeror or any of their respective Subsidiaries which would have, individually or in the aggregate, an Offeror Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Offeror’s Knowledge, threatened) against or affecting Offeror or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would have, individually or in the aggregate, an Offeror Material Adverse Effect.

Section 3.04. Information in the Offer Documents. The Offer Documents (and any amendment thereof or supplement thereto) will not, when filed with the SEC and at the time of distribution or dissemination thereof to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 3.05. Sufficient Funds. Parent has available to it sufficient funds to provide to Offeror to enable Offeror to consummate the Offer and the other transactions contemplated by this Agreement. Parent and Offeror understand that their obligations to effect the transactions contemplated by this Agreement are not subject to the availability to Parent or Offeror of financing and agrees that obtaining financing is not a condition to the Offer. Parent has committed to provide, or cause to be provided, to Offeror prior to the Offer Closing $403,636,000, which amount, together with any portion of the Deposit that will be used as provided in Section 1.04(c)(i), will provide sufficient funding to enable Offeror to pay the Offer Price pursuant to Section 1.02(b).

Section 3.06. Finders or Brokers. None of Parent, Offeror or any of their Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Offer for which the Company or any of its Subsidiaries is liable.

Section 3.07. Ownership of Company Common Shares. Except as set forth on Schedule 3.07, none of Parent, Offeror or any of their respective Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares or any securities of any Subsidiary of the Company and none of Parent, Offeror or its Affiliates has any rights to acquire, directly or indirectly, any Company Common Shares except pursuant to this Agreement.

Section 3.08. Voting Agreement. To Parent’s and Offeror’s Knowledge, the Voting Agreement constitutes a legal, valid and binding obligation of the parties thereto and is enforceable against the Majority Shareholders in accordance with its terms. The Voting Agreement does not contravene or conflict with the organizational or governing documents of Parent or Offeror.

Section 3.09. Certain Arrangements. Other than the A&R Shareholders’ Agreement and the Tender Agreement, there are no Contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent, Offeror or any of their respective Affiliates, on the one hand, and any beneficial owner of more than five percent (5%) of the outstanding Company Common Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company or to the operations of the Company after the Offer Closing Date.

Section 3.10. Securities Law Matters. Each of Parent and Offeror has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of Company Common Shares in the Offer, and of protecting its interests in connection herewith. Offeror has the ability to bear the economic risk of this investment, including complete loss of the investment. Offeror is acquiring Company Common Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. Offeror is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC. Offeror understands that its Company Common Shares following the Offer may be characterized as “restricted securities” under the United States federal securities laws and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act only in certain limited circumstances. Offeror acknowledges that the Company Common Shares must be held indefinitely unless a sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available.

Section 3.11. No Additional Representations. Each of Parent and Offeror acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company, and based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Offer. Each of Parent and Offeror acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, in respect of the Company or its Subsidiaries, or any of the Company’s or its Subsidiaries’ respective businesses, assets, liabilities, operations, prospects, or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any information regarding the Company and its Subsidiaries furnished or made available to Parent, Offeror and their Representatives except as expressly set forth in Article II hereto (as modified by the Company Disclosure Letter), and neither the holders of Shares, the Company, its directors, officers, managers, employees, agents or other representatives, nor any other Person shall be subject to any liability to Parent, Offeror or any other Person resulting from the Company’s making available to Parent or Offeror or Parent’s or Offeror’s use of such information or any information, documents or material made available to Parent or Offeror. Each of Parent and Offeror, on its behalf and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Except as expressly set forth in Article II, Parent and Offeror are entering into the transactions contemplated hereby without any representations or warranties, express or implied, as to merchantability, satisfactory quality, or fitness for any particular purpose, in an “as is” condition and on a “where is” basis. Each of Parent and Offeror specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person except as expressly set forth in Article II.

ARTICLE IV

COVENANTS

Section 4.01. Conduct of Business of the Company.

(a) From and after the date hereof and until the Offer Closing, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Offeror (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required, contemplated or permitted by this Agreement or the Tender Agreement, or (iv) as set forth in Section 4.01 of the Company Disclosure Letter, the Company covenants and agrees to conduct its business in the ordinary course of business; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 4.01(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 4.01(a) and except as set forth in the relevant subsection of Section 4.01(b) of the Company Disclosure Letter, the Company agrees with Offeror, on behalf of itself and its Subsidiaries, that from the date hereof until the Offer Closing, without the prior written consent of Offeror (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its issued and outstanding shares (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid by Subsidiaries of the Company to the Company or to any of its wholly owned Subsidiaries;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its equity interests or any securities or rights convertible or exercisable into any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its equity interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures, except as required by GAAP, SEC rule or policy or applicable Law;

(iv) shall not (A) adopt any amendments to its memorandum and articles of association or similar applicable charter documents in any manner adverse to Offeror, (B) merge or consolidate the Company or any of its Significant Subsidiaries with any Person; (C) adopt a plan or agreement of complete or partial liquidation, winding up or dissolution of the Company or any of its Significant Subsidiaries or commence any proceeding for the voluntary liquidation, winding up or bankruptcy of the Company or any of its Significant Subsidiaries; (D) adopt or implement a shareholder rights plan inconsistent with the A&R Shareholders’ Agreement;

(v) shall not issue, sell, pledge, charge, dispose of or encumber, or authorize the issuance, sale, pledge, charge, disposition or encumbrance of, any shares of its share capital or other ownership interest in the Company or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Company Common Shares in respect of any exercise of Company Options and settlement of any award under the Incentive Plan (in accordance with its terms) outstanding on the date hereof or as may be granted after the date hereof as expressly permitted under this Section 4.01(b)(v) and (B) the acquisition of Company Common Shares from a holder of a Company Option or any other award under an Incentive Plan in satisfaction of withholding obligations or in payment of the exercise price;

(vi) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (A) purchase, redeem or otherwise acquire any shares of its share capital or any rights, warrants or options to acquire any such shares other than the acquisition of Company Common Shares from a holder of a Company Option or Company Restricted Stock Award in satisfaction of withholding obligations or in payment of the exercise price; or (B) except for the repayment of revolving credit lines and facilities in the ordinary course of business, redeem, repurchase, prepay, defease or otherwise acquire any of the Company’s or any of its Subsidiary’s Indebtedness prior to such Indebtedness maturing or becoming due and payable; or

(vii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any Indebtedness, except for: (A) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries in the ordinary course; (B) to the extent in the ordinary course of business, indebtedness for borrowed money incurred to refinance any existing indebtedness for borrowed money on no less favorable terms that is voluntarily prepayable without premium, penalties or other costs in excess of $5,000,000 in the aggregate; (C) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company in the ordinary course, which indebtedness is incurred in compliance with this Section 4.01(b)(vii); (D) as a draw on existing credit facilities or replacements thereof; (E) in connection with the financing or refinancing of any aircraft; (F) any other Indebtedness of the Company or its Subsidiaries, provided that after giving effect to the incurrence of such Indebtedness, the Company shall have a Consolidated Leverage Ratio less than or equal to 4:50 to 1:00 on a pro forma basis as of the date of such incurrence; or (G) to the extent in the ordinary course, indebtedness for borrowed money not to exceed $50,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(F), inclusive;

(viii) shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with Affiliates that would constitute a Board Reserved Matter under Section 2.5(xii) of the Existing Shareholders’ Agreement; or

(ix) shall not authorize, any of, or resolve, commit or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement is intended to give Offeror, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 4.02. No Solicitation.

(a) Subject to the provisions of this Section 4.02, the Company agrees that until the Offer Closing neither the Company nor any Subsidiary of the Company shall, and the Company and each of its Subsidiaries shall use their reasonable best efforts to cause their Representatives and Affiliates not to, directly or indirectly, (A) solicit, initiate, intentionally encourage or intentionally facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (B) participate in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information regarding an Alternative Proposal to, any Person that has made an Alternative Proposal, (C) engage in discussions regarding an Alternative Proposal with any Person that has made an Alternative Proposal, except to notify such Person as to the existence of the provisions of this Section 4.02, or (D) enter into any letter of intent or agreement in principle or any agreement providing for any Alternative Proposal (except for confidentiality agreements permitted under this Section 4.02).

(b) Notwithstanding anything in this Section 4.02 to the contrary, at any time after the date hereof but prior to the Offer Closing:

(i) if the Company receives an Alternative Proposal which did not result from any breach of this Section 4.02 in any material respect and (A) which constitutes a Qualifying Proposal (as determined by the Company Board, acting reasonably and in good faith) or (B) which the Company Board determines in good faith could reasonably be expected to result in a Qualifying Proposal, the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement, and/or (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, and/or (z) require Offeror to extend the Offer, for no less than five (5) and no more than ten (10) Business Days, provided, that such extension shall not cause the Expiration Time to be later than 12:00 Midnight, New York City Time, on the Outside Date;

(ii) the Company Board may terminate this Agreement pursuant to Section 5.04(b) if it receives an Alternative Proposal that the Company Board determines, acting reasonably and in good faith, is a Qualifying Proposal; or

(iii) Offeror may terminate this Agreement pursuant to Section 5.05(b) if (A) the Company has taken any of the actions permitted by clause (x) or clause (y) of Section 4.02(b)(i) and (B) on the day that is five (5) Business Days prior to the Expiration Date (as may be extended) the Company has not terminated, by written notice given to such third party and Offeror, the furnishing of information to, or any discussions or negotiations with, such third party.

(c) Nothing contained in this Agreement shall prohibit the Company or its Company Board from making any disclosure to its shareholders if the Company Board determines in good faith that the failure of the Company Board to make such disclosure would be inconsistent with the directors’ exercise of their fiduciary duties to the Company and the Company’s shareholders.

(d) The Company shall promptly notify Offeror in writing of the receipt by the Company or, to the Knowledge of the Company, by any of its Representatives, of any Alternative Proposal or request for information or inquiry, in each case, from any third party, that expressly contemplates or that the Company believes would reasonably be expected to lead to an Alternative Proposal. The Company shall promptly notify Offeror of any determination by it that an Alternative Proposal constitutes a Qualifying Proposal or could reasonably be expected to result in a Qualifying Proposal.

Section 4.03. Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Offeror shall use all reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Offer, including (i) the obtaining of the Specified Approvals and the Offeror Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the other transactions contemplated by this Agreement, including by pursuing all avenues of administrative and judicial appeal; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Offeror shall (i) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals; and (ii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(c) The Company, Parent and Offeror shall, cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 4.03, and subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Offeror, on the other hand, shall keep each other apprised on a current basis of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company, Parent or Offeror, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Offeror, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that (i) no party shall be responsible for translating any materials in English, Chinese or another language into a different language or for the opportunity of the other party’s counsel to review and comment on materials in any language other than the original language of such materials and (ii) materials may be redacted (x) by the Company to remove proposals from third parties with respect thereto (subject to the Company’s obligations under Section 4.02), (y) by the Company or Offeror as necessary to comply with contractual agreements, and (z) by the Company or Offeror as necessary to address privilege or confidentiality concerns. Each of the Company, on the one hand, and Parent and Offeror, on the other hand, agrees not to participate in any substantive meeting or discussion, either in Person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, on the one hand, and Parent and Offeror, on the other hand, shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 4.03 shall limit a party’s right to terminate this Agreement pursuant to Article V so long as such party has, prior to such termination, complied with its obligations under this Section 4.03.

(e) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Offer Closing Date, each of the Company, Parent and Offeror shall not take or agree to take any action that would reasonably be expected to prevent or delay the parties from obtaining any Governmental Approval in connection with the Offer, or to prevent or materially delay or impede the consummation of the Offer.

Section 4.04. Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Offeror and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 4.05. Public Announcements. The Company, Parent and Offeror will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity; provided, that to the extent the Company, Parent or Offeror is required to make a press release or other public statement or comment pursuant to applicable Law or pursuant to a listing agreement with a securities exchange, then the Company, Parent or Offeror, as applicable, shall provide the other party with prompt notice of such requirement (and to the extent permissible under applicable Law or listing agreement, in advance of issuing such press release or other public statement or comment); provided, further, that the restrictions in this Section 4.05 shall not apply to any communication by the Company related to a Qualifying Proposal. Parent, Offeror and the Company agree to issue a joint press release announcing this Agreement.

Section 4.06. Shareholder Litigation. The Company shall give Offeror the opportunity to participate, at Offeror’s expense, in the defense or settlement of any shareholder litigation against the Company and/or its directors arising after the date hereof as a result of the transactions contemplated by this Agreement.

Section 4.07. Notifications. During the period commencing upon the execution and delivery of this Agreement by the parties hereto until the Offer Closing, the Company shall promptly notify Parent and Offeror, and Parent and Offeror, as applicable shall promptly notify the Company, in writing after obtaining actual knowledge of any event, condition, fact or circumstance that would be likely to cause any of the Offer Conditions not to be satisfied or would be likely to give rise to the other party’s right to terminate this Agreement pursuant to Section 5.04(c), Section 5.04(d), Section 5.04(e) or Section 5.05, as applicable.

Section 4.08. Financing. Prior to the Offer Closing, Parent shall provide, or cause to be provided, to Offeror $403,636,000 which, together with any portion of the Deposit that will be used as provided in Section 1.04(c)(i), will provide sufficient funding to enable Offeror to pay the Offer Price pursuant to Section 1.02(b) for all the Company Common Shares validly tendered and not validly withdrawn pursuant to the Offer. For purposes of clarity, the Company shall have the right to seek specific performance of (i) the obligation of Parent to provide Offeror the funds described in the immediately preceding sentence and (ii) the obligation of Offeror to pay the Offer Price pursuant to Section 1.02(b), in accordance with the provisions of Section 6.10, which rights are in addition to the Company’s other rights and remedies available under this Agreement. If the financing provided by Parent in the first sentence of this Section 4.08 is less than the amount of the Offer Price to be paid by Offeror pursuant to Section 1.02(b), the Company may require that the Joint Instruction to the Escrow Agent to release the Deposit at the Offer Closing be used to pay the Offer Price pursuant to Section 1.02(b), unless Offeror provides evidence reasonably satisfactory to the Company that Offeror has sufficient cash on hand to pay the Offer Price without using any portion of the Deposit.

ARTICLE V

TERMINATION

Section 5.01. Termination By Mutual Consent. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by mutual written consent of Parent, Offeror and the Company.

Section 5.02. Termination By Either Offeror or the Company. This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Offer Closing by either Offeror or the Company:

(a) if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 5.02(a) shall not be available to any party whose breach (or whose Affiliate’s breach) of any representation, warranty, covenant or agreement set forth in any of the Transaction Documents has caused or resulted in the failure of the Offer Closing to have occurred on or before the Outside Date; or

(b) if any court of competent jurisdiction shall have issued or entered an injunction or similar order permanently enjoining or otherwise permanently prohibiting the consummation of (A) the Offer or (B) the other transactions contemplated hereby or by the Tender Agreement and such injunction shall have become final and non-appealable; provided, however, that (i) that the party seeking to terminate this Agreement pursuant to this Section 5.02(b) shall have complied with its obligations under Section 4.03 and (ii) the right to terminate this Agreement pursuant to this Section 5.02(b) shall not be available to any party (i) that has not used such efforts as may be required by Section 4.03 to prevent, oppose and remove such injunction.

Section 5.03. [Reserved.]

Section 5.04. Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Offer Closing Date:

(a) if the Offer Conditions are satisfied (other than conditions that by their nature are to be satisfied by actions taken at the Offer Closing, but subject to the satisfaction or waiver in accordance with the terms hereof of such conditions substantially contemporaneously with the Offer Closing) and Offeror fails to consummate the Offer promptly within three (3) Business Days thereafter in accordance with Section 1.02;

(b) the Company may terminate this Agreement if the Company receives any Alternative Proposal that the Company Board determines, acting reasonably and in good faith, is a Qualifying Proposal; provided that the Company has complied in all material respects with its obligations under Section 4.02;

(c) if Parent or Offeror shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Tender Agreement, which breach or failure to perform cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent or Offeror, as applicable (provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in any of the Transaction Documents);

(d) if (1) the representations and warranties of Parent and Offeror contained in Section 3.02(b) or (c) (without giving effect to any “Offeror Material Adverse Effect” qualifications therein) shall not be true and correct, as of any time after the date hereof as if made as of such time and (2) such failure of such representation or warranty to be so true and correct is reasonably likely to prevent the Offer Closing from occurring within three (3) Business Days of the Initial Expiration Date;

(e) if (1) the Shareholder Notice is not filed with the SZSE within (3) Business Days after the date hereof, (2) the Shareholders’ Meeting is scheduled (or rescheduled) on a date that is after August 3 2015 or (3) this Agreement and/or the transactions contemplated hereby are not approved, prior to August 3, 2015, by Parent’s shareholders at the Shareholder Meeting; or

(f) if Offeror has not wired the Deposit to the Escrow Agent within seven (7) Business Days after the date hereof.

Section 5.05. Termination by Offeror. This Agreement may be terminated at any time prior to the Offer Closing Date by Offeror:

(a) if the representations and warranties of the Company are not true and correct in all material respects or the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the this Agreement, in each case only if such failure to be so true and correct in all material respects, breach or failure to perform (A) would result in the failure of any Offer Condition and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following Offeror’s delivery of written notice to the Company (provided that Offeror is not then in material breach of any representation, warranty, agreement or covenant contained in the Transaction Documents); or

(b) if (A) the Company has taken any of the actions permitted by clause (x) or clause (y) of Section 4.02(b)(i) and (B) on the date that is five (5) Business Days prior to the Expiration Date (as may be extended) the Company has not terminated, by written notice given to such third party and Offeror, the furnishing of information to, or any discussions or negotiations with, such third party.

Section 5.06. Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article V (other than pursuant to Section 5.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Article V shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article V, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder or shareholder, director, officer, employee, agent or Representative of such party) to any other party hereto, except with respect to this Section 5.06, Section 5.07 and Article VI (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and except that any such termination shall not relieve a party for a Willful Breach occurring prior to such termination.

Section 5.07. Termination Fees. Any provision in this Agreement to the contrary notwithstanding:

(a) If the Company shall have validly terminated this Agreement pursuant to Section 5.04(b), then the Company shall pay to Offeror a fee in the amount of eight million dollars ($8,000,000.00) in cash (the “Company Termination Fee”), such payment to be made promptly after such termination. If Offeror shall have validly terminated this Agreement pursuant to Section 5.05(b) and, within one year after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, a Qualifying Transaction with the third party that made the Alternative Proposal that gave rise to the Offeror’s right to terminate this Agreement pursuant to Section 5.05(b), the Company shall pay to Offeror the Company Termination Fee, such payment to be made concurrently with the consummation of such Qualifying Transaction.

(b) If (A) the Parent or the Offeror’s representations and warranties in (i) Section 3.02(b), 3.02(c)(ii) or 3.03 (as to any Chinese Governmental Entity, Chinese court or Chinese Law) are not true and correct or (ii) 3.02(a) or 3.02(c)(i) are not true and correct or (iii) 3.02(c)(iii) are not true and correct and, as a result, any injunction or similar court order by any court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby shall have been entered and shall continue to be in effect, and the Company shall have validly terminated this Agreement pursuant to Section 5.04(c) or Section 5.04(d) for such failure, (B) the Company shall have validly terminated this Agreement pursuant to Section 5.04(c) as a result of the Parent breaching its covenant in Section 4.08 or (C) the Company shall have validly terminated this Agreement pursuant to Section 5.04(a) or Section 5.04(e), then the Company and Offeror shall deliver Joint Instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Company the Deposit. The Company’s sole and exclusive monetary remedy relating to any breach of this Agreement by Offeror that gives rise to the Company’s right to terminate this Agreement pursuant to the foregoing sentence shall be to receive the Deposit. For purposes of clarity, nothing in the preceding sentence shall limit the Company’s ability to seek specific performance pursuant to Section 6.10 to enforce Parent or Offeror’s obligations hereunder, provided that in no event shall the company be entitled to receive any portion of the Deposit if the Offer Closing occurs.

(c) The parties acknowledge that the agreements contained in this Section 5.07 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the parties would not have entered into this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, in the event the Company breaches this Agreement or this Agreement is terminated and Offeror has a right to receive the Company Termination Fee under Section 5.07(a) (subject to the conditions therein), then, except for (x) an order of specific performance as and only to the extent expressly permitted by Section 6.10 or in lieu of such order of specific performance (y) any remedy for damages in the case of a Willful Breach in circumstances in which the Company Termination Fee would not be payable, Parent’s and Offeror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company or any former, current or future shareholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, a “Company Related Party,” and collectively, “Company Related Parties”) in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article V and for Offeror to collect hereunder, if due, the Company Termination Fee, and upon payment of the Company Termination Fee, none of the Company and any Company Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby.

(e) Notwithstanding anything to the contrary in this Agreement, in the event Parent or Offeror breaches this Agreement, then, except for (x) an order of specific performance as and only to the extent expressly permitted by Section 6.10 or, in lieu of such order of specific performance (y) any remedy for damages in the case of a Willful Breach in circumstances in which the Deposit would not be payable to the Company pursuant to Section 5.07(b), the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against any former, current and future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of Parent or Offeror or any former, current or future shareholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (each, an “Offeror Related Party,” and collectively, “Offeror Related Parties”) in respect of this Agreement, any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby shall be to terminate this Agreement in accordance with this Article V and collect hereunder and under the Deposit Escrow Agreement, if payable, the Deposit, and upon receipt of the Deposit, no Offeror Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“A&R Shareholders’ Agreement” means that certain Amended and Restated Shareholders’ Agreement, dated as of the Offering Closing Date, by and among the Company, the Offeror, the Sponsors, Agraffe Investments I, LP, Agraffe Investments II, LP, Agraffe Investments III, LP, Agraffe Investments VIII, LP, Agraffe Investments XI, LP, Agraffe Investments XII, LP, Agraffe Investments XV, LP and Agraffe Investments XVI, LP in the form attached as Exhibit B to the Tender Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” means any bona fide written proposal or offer made by any third party (other than that contemplated by this Agreement) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any Person of all or substantially all of the assets of the Company on a consolidated basis, (iii) the acquisition by any Person of more than five (5%) of the outstanding Company Common Shares or (iv) any proposal by any Person to acquire, to be acquired by, merge with any Person, or otherwise engage in a business combination transaction with any Person (or series of transactions) with the Company or any of its Subsidiaries.

“Business Day” means any day, other than Saturday, Sunday or any day on which the banks in New York are authorized by Law or executive order to be closed.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article II.

“Company Material Adverse Effect” means an event or effect that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that the term Company Material Adverse Effect shall not include events or effects to the extent they result from (i) changes in general economic, tax, business or political conditions or the securities, credit or financial markets in general, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (ii) any decline in the market price or trading volume of the Company’s securities (it being understood that the underlying cause of such decline may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not excluded by another clause of this definition), (iii) general changes or developments in the industries or markets in which the Company and its Subsidiaries operate, including changes in Law or regulation, except to the extent such change has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (iv) the execution and delivery of this Agreement or the public announcement or pendency of the Offer or other transactions contemplated hereby or in the other Transaction Documents, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, consultants, independent contractors, customers, suppliers, distributors or partners and any litigation brought or threatened to be brought by any shareholder(s) of the Company in connection with this Agreement or the transactions contemplated hereby, (v) the identity of Parent or Offeror as the party involved in the Offer, (vi) compliance with the terms of, or the taking of any action required by, this Agreement, (vii) any acts of terrorism or sabotage, the outbreak, escalation or worsening of hostilities or war, except to the extent such act has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (viii) any hurricane, tornado, flood, earthquake, natural disasters, acts of God or other comparable events, except to the extent such event has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, when compared to other companies operating in the same industries and markets in which the Company and its Subsidiaries operate, (ix) changes in applicable law, regulation or generally accepted accounting principles or the interpretation thereof after the date hereof, (x) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent it is not excluded by another clause of this definition), or (xi) any matter disclosed in Section 2.07 of the Company Disclosure Letter.

“Company Options” means each option to purchase Company Common Shares pursuant to the Incentive Plan.

“Company Related Party” and “Company Related Parties” have the meanings set forth in Section 5.07(c).

“Company Restricted Stock Award” means each award of Company Common Shares subject to restrictions on transfer and vesting requirements granted pursuant to the Incentive Plan.

“Company SEC Documents” has the meaning set forth in Section 2.05(a).

“Company Termination Fee” has the meaning set forth in Section 5.07(a).

“Confidentiality Agreement” means the Letter Agreement, dated April 29, 2015, by and between the Company and HNA Group (International) Company Limited.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated Shareholders’ Equity on such day.

“Consolidated Shareholders’ Equity” means, as of any date of determination, the equity (including, without limitation, retained earnings) as reflected in the Company’s consolidated financial statements.

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with U.S. GAAP.

“Contract” means any written or oral contract, agreement, indenture, note, bond, loan, guarantee, instrument, lease, conditional sales contract, mortgage, deed of trust, license, franchise, insurance policy, commitment or other arrangement or agreement.

“CSRC” has the meaning set forth in Section 1.02(e).

“Deposit” has the meaning set forth in Section 1.04.

“Escrow Agent” means Citibank, N.A..

“Exchange Act” has the meaning set forth in Section 1.02(a).

“Existing Shareholders’ Agreement” means that certain Shareholders’ Agreement of the Company, dated as of December 11, 2014, by and among the Company, the Sponsors, Agraffe Investments I, LP, Agraffe Investments II, LP, Agraffe Investments III, LP, Agraffe Investments VIII, LP, Agraffe Investments XI, LP, Agraffe Investments XII, LP, Agraffe Investments XV, LP and Agraffe Investments XVI, LP.

“Expiration Time” has the meaning set forth in Section 1.02(d).

“GAAP” means United States generally accepted accounting principles.

“Parent” has the meaning set forth in the Recitals.

“Governmental Entity” has the meaning set forth in Section 2.04(c).

“Indebtedness” means (a) indebtedness for borrowed money, including indebtedness evidenced by a note, bond debenture or similar instrument, (b) reimbursement obligations in respect of outstanding and drawn letters of credit and (c) guarantees of any such obligations described in clauses (a) and (b).

“Incentive Plan” means the Avolon Equity Incentive Plan 2014.

“Initial Expiration Time” has the meaning set forth in Section 1.02(d).

“Knowledge” means (a) with respect to Offeror, the actual knowledge of the individuals listed on Section 6.01(a) of the Offeror Disclosure Letter, (b) with respect to Parent, the actual knowledge of the individuals listed on Section 6.01(b) of the Offeror Disclosure Letter and (c) with respect to the Company, the actual knowledge of the individuals listed on Section 6.01 of the Company Disclosure Letter.

“Law” and “Laws” have the respective meanings set forth in Section 2.06.

“Lien” means a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Contract, permit, concession or right binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“Majority Shareholders” has the meaning set forth in the Recitals.

“Non-Recourse Theory” has the meaning set forth in Section 6.15.

“NYSE” has the meaning set forth in Section 1.02(e).

“Offer” has the meaning set forth in the Recitals.

“Offer Cap” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.02(f).

“Offer Closing Date” has the meaning set forth in Section 1.02(f).

“Offer Conditions” has the meaning set forth in Section 1.02(b).

“Offer Documents” has the meaning set forth in Section 1.02(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.02(c).

“Offeror” has the meaning set forth in the Preamble.

“Offeror Approvals” has the meaning set forth in Section 3.02(b).

“Offeror Board” has the meaning set forth in the Recitals.

“Offeror Disclosure Letter” has the meaning set forth in Article III.

“Offeror Material Adverse Effect” has the meaning set forth in Section 3.01.

“Offeror Related Party” and “Offeror Related Parties” have the meaning set forth in Section 5.07(e).

“Outside Date” has the meaning set forth in Section 1.02(e).

“Permitted Lien” means a Lien (A) for taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity, (D) that is disclosed on the most recent consolidated balance sheet of the Company or notes thereto disclosed to Offeror prior to the date hereof, or (E) that was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company.

“Person” means an individual, a corporation, a partnership, a limited liability company, an exempted company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preference Shares” has the meaning set forth in Section 2.02(a).

“Qualifying Proposal” means an Alternative Proposal that (i) involves a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving any third party obtaining control of the Company, (ii) involves the acquisition by any Person of more than fifty percent (50%) of the Company Common Shares or all or substantially all of the assets of the Company on a consolidated basis or (iii) involves a merger or share exchange, between the Company and any company engaged in the same or a similar line of business as the Company and its Subsidiaries, in which the shareholders of the Company and such company immediately prior to such transaction predominately receive shares in surviving such transaction, the businesses of the Company and such company are combined, and the shareholders of such company immediately prior to such transaction receive shares of such surviving company representing at least 30% of the outstanding shares of such surviving company immediately after such transaction (any of the transactions specified in the foregoing clauses (i), (ii) and (iii), a “Qualifying Transaction”).

“Qualifying Transaction” has the meaning set forth in the definition of Qualifying Proposal.

“Representative” means, with respect to any Person, its officers, directors, employees, financial advisors, attorneys, accountants, consultants and other agents, advisors and representatives.

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.02(h).

“SEC” has the meaning set forth in Section 1.02(e).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” means each of the Company’s Subsidiaries listed on Section 6.01 of the Company Disclosure Letter.

“Shareholder Meeting” has the meaning set forth in Section 1.01(a).

“Shareholder Notice” has the meaning set forth in Section 1.01(a).

“Specified Approvals” has the meaning set forth in Section 2.04(b).

“Subsidiary” means, with respect to any party, any company, corporation, partnership, association, trust or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). In addition, for purposes of this Agreement, the Company’s Subsidiaries shall include those companies that are consolidated within the Avolon group for accounting purposes.

“SZSE” has the meaning set forth in Section 1.01(a).

“Tender Agreement” has the meaning set forth in the Recitals.

“Voting Agreement” has the meaning set forth in the Recitals.

“Voting Company Debt” has the meaning set forth in Section 2.02(b).

“Willful Breach” means a material breach of any material representation, warranty or covenant or other agreement set forth in this Agreement that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would cause a material breach of this Agreement.

Section 6.02. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a “Section,” “Exhibit” or “Schedule,” such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to “$” or “dollars” is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. An accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP. Any disclosure made in any section or subsection of the Company Disclosure Letter pertaining to the representations and warranties of a party shall be deemed disclosed with respect to any other section or subsection pertaining to the representations and warranties of such party to the extent that the relevance of any disclosed event, item or occurrence in such Company Disclosure Letter to such other section or subsection is reasonably apparent.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 6.03. No Survival. None of the representations and warranties or covenants contained in this Agreement or in any instrument delivered under this Agreement shall survive the Offer Closing. Each of the representations and warranties of the Company set forth in this Agreement or in any certificate delivered in connection with this Agreement shall terminate effective immediately as of the Offer Closing such that no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought after the Offer Closing with respect thereto against the Company or any Company Related Party. The covenants and agreements of the Company set forth in this Agreement and in any other document delivered in connection herewith shall terminate effective immediately as of the Offer Closing such that no claim for breach of any such covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought after the Offer Closing with respect thereto against the Company or any Company Related Party. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 6.04. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, including with respect to the Deposit, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York (and the appropriate appellate courts). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the Personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.04, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 6.05. Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.05.

Section 6.06. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Offeror:

HNA Plaza, 20/F

26 Xiaoyun Road

Chaoyang District, Beijing

The Peoples Republic of China 100125

Tel: 86-10-5758-3682

Fax: 86-10-5978-2368

Attention: Corporate Secretary

with a copy to:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Facsimile:	+1.312.853.7036
Attention:	Pran Jha and Ted Kamman

To the Company:

Avolon Holdings Limited

The Oval, Building 1

Shelbourne Road

Ballsbridge, Dublin 4

Ireland

Facsimile:	+353 (1) 231 5889
Attention:	Ed Riley

with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10753

Facsimile:	(212) 310-8007
Attention:	Douglas P. Warner, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 6.07. Entire Agreement; No Third Party Beneficiaries. This Agreement (including Exhibit A hereto and the Company Disclosure Letter), the Tender Agreement, the Confidentiality Agreement and, following the Offer Closing, the A&R Shareholders’ Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. In the event of any inconsistency between the statements in the body of this Agreement, the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter), the Offeror Disclosure Letter (other than an exception expressly set forth as such in the Offeror Disclosure Letter) and the Confidentiality Agreement in respect of the Offer, the statements in the body of this Agreement will control. This Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 6.14 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 6.08. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. If any provision of this Agreement is so broad as to be unenforceable, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

Section 6.09. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company may not assign its rights or obligations hereunder without the prior written consent of Offeror and Offeror may not assign its rights or obligations hereunder without the prior written consent of the Company. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempt at assignment not in compliance with this Section 6.09 shall be null and void and without legal effect.

Section 6.10. Remedies; Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York (and the appropriate appellate courts), in addition to any other remedy to which they are entitled at Law or in equity. None of the parties shall oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 6.10 on the basis that any other party has an adequate remedy at law or that any award of equitable relief is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Company for a breach of this Agreement (whether such breach is intentional, unintentional, a Willful Breach or otherwise) shall not exceed the Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Offeror for a breach of this Agreement (whether such breach is intentional, unintentional, a Willful Breach or otherwise) shall not exceed the Deposit.

Section 6.11. Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or .pdf), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 6.12. Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees and expenses.

Section 6.13. Amendment. Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended or supplemented in any and all respects by written agreement signed by each of the parties hereto.

Section 6.14. Extension; Waiver. At any time prior to the Offer Closing Date, Offeror, on the one hand, or the Company, on the other hand, may, (i) extend the time for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (iii) waive the other party compliance with any of the covenants, agreements or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

Section 6.15. No Recourse. Except for the enforcement of the Tender Agreement in accordance with the terms thereof, all claims or causes of action (whether based on contract, equity, tort or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement by Offeror or the Company may be made only against Offeror or the Company, respectively. No Person who is not a named party to this Agreement, including any Company Related Party or any Offeror Related Party, shall have any liability (whether based on contract, equity, tort or any other theory that seeks to impose liability of an entity party against its owners, representatives, agents or Affiliates (a “Non-Recourse Theory”)) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution. Offeror waives and releases all such liabilities, claims and obligations against any such any Company Related Party. The Company waives and releases all such liabilities, claims and obligations against any such Offeror Related Party. For the avoidance of doubt, in no event shall any Offeror Related Party or Company Related Party have any liability under or in respect of this Agreement or the transactions contemplated hereby under any Non-Recourse Theory.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

AVOLON HOLDINGS LIMITED

By	/s/ Domhnal Slattery
Name:	Domhnal Slattery
Title:	Director

BOHAI LEASING CO., LTD.

By	/s/ Jin Chuan
Name:	Jin Chuan
Title:	Vice-Chairman

GLOBAL AVIATION LEASING CO., LTD.

By	/s/ Jin Chuan
Name:	Jin Chuan
Title:	Director

[SIGNATURE PAGE TO INVESTMENT AND TENDER AGREEMENT]

Exhibit A

Conditions to Offer

Notwithstanding any other term of the Offer or this Agreement, Offeror shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Offeror’s obligation to pay for or return tendered Company Common Shares promptly after the termination or withdrawal of the Offer), pay for any Company Common Shares tendered pursuant to the Offer, subject to the Offer Cap, if (i) there shall not have been validly tendered (other than Company Common Shares tendered by guaranteed delivery where actual delivery has not occurred) and not validly withdrawn prior to the Expiration Time that number of Company Common Shares which would represent 20% of the issued and outstanding Company Common Shares as of immediately prior to the Expiration Time or (ii) immediately prior to acceptance of Company Common Shares for payment in the Offer any of the following conditions exists:

(a) either (i) any injunction or similar order by any court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby or by the Tender Agreement shall have been entered and shall continue to be in effect, or any Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the transactions contemplated hereby or by the Tender Agreement, or (ii) any suit, action or proceeding shall have been instituted and shall be pending, pursuant to which any Governmental Entity is seeking to restrain or prohibit the consummation of the Transactions and has a reasonable likelihood of success with respect thereto;

(b) (i) any of the representations and warranties of the Company (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), other than the representations and warranties in Section 2.02(a) (Share Capital), shall not be true and correct, as of the Offer Closing as if made as and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as have not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties in Section 2.02(a) (Share Capital) shall not be true and correct in all material respects as of the date hereof and as of the Offer Closing as if made at and as of such time, provided that any inaccuracies of any representation or warranty resulting from the exercise of any Options shall be disregarded for all purposes of this clause (b);

(c) the Company shall have failed to perform or comply with any of its material agreements, obligations or covenants under this Agreement in any manner which would reasonably be expected to result in a Company Material Adverse Effect;

(d) a Company Material Adverse Effect has occurred and is continuing or any event, condition, change or effect has occurred that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) the transactions contemplated hereby, including the Offer, have not been approved by the shareholders of Parent at the Shareholder Meeting; or

(f) this Agreement shall have been terminated in accordance with its terms.

Immediately prior to the expiration of the Offer, the Company shall deliver to Offeror a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer and dated as of the Offer Closing Date, certifying that none of the conditions set forth in paragraphs (b) and (c) above shall be continuing as of the expiration of the Offer.

The foregoing conditions are for the sole benefit of Offeror, may be asserted by Offeror regardless of the circumstances giving rise to any such conditions, and, subject to the terms and conditions of this Agreement and applicable Law, the conditions set forth in paragraphs (b) and (c) above may be waived by Offeror, in whole or in part, at any time and from time to time in its sole discretion. The failure by Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Exhibit B

Form of Escrow Agreement

[Please see attached.]

FINAL FORM

DEPOSIT ESCROW AGREEMENT

among

AVOLON HOLDINGS LIMITED

GLOBAL AVIATION LEASING CO., LTD.

and

CITIBANK, N.A., as Escrow Agent

Dated as of July [●], 2015

DEPOSIT ESCROW AGREEMENT (this “Agreement”), dated as of July [●], 2015 (the “Effective Date”), by and among Global Aviation Leasing Co., Ltd., a Cayman Islands exempted Company (“Offeror”), Avolon Holdings Limited, a Cayman Islands exempted company (the “Company”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) and acting through its Agency and Trust Division and solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Offeror and the Company are sometimes collectively referred to herein as the “Interested Parties”.

WHEREAS, pursuant to the Investment and Tender Offer Agreement, dated as of July 14, 2015 (the “Investment Agreement”), by and among the Interested Parties and Bohai Leasing Co., Ltd., a company limited by shares established and existing under the laws of the People’s Republic of China, the Interested Parties have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, Offeror has agreed to deposit an amount of cash in an escrow account to be held and administered by the Escrow Agent in accordance with this Agreement; and

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree, intending to be legally bound, as follows:

1.	Establishment of Deposit Escrow Account.

(a) The Escrow Agent confirms that it has opened an escrow account denominated in United States Dollars to be administered in accordance with the terms of this Agreement (the “Deposit Escrow Account”). The designated account number of the Deposit Escrow Account is [●], and the Deposit Escrow Account is more fully described in Section 12(b).

(b) On the Effective Date, Offeror shall deposit with the Escrow Agent in immediately available funds $[●] (the “Deposit”) to be held and disbursed in accordance with the terms of this Agreement. The Escrow Agent shall confirm via email to the Interested Parties the receipt of the Deposit. The Deposit shall be held in a non-interest bearing account and shall remain uninvested and be disbursed in accordance with Section 2 of this Agreement.

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2.	Release from Escrow.

(a) Subject to Sections 4 and 11, the Escrow Agent shall release the funds in the Deposit Escrow Account or any portion thereof to any designated payee, including Offeror and the Company, in accordance with their wire instructions set forth in Section 12(b), following compliance by the Interested Parties with the procedures set forth in this Section 2(a) and receipt by the Escrow Agent of a Joint Instruction or Order (each, as defined below): Within two (2) Business Days following receipt by the Escrow Agent of (i) joint written instructions executed by each of the Interested Parties (a “Joint Instruction”) instructing the Escrow Agent to release to either of the Interested Parties all or a portion of the Deposit (each such amount, a “Deposit Release Amount”), or (ii) a copy of a final judgment or decree of a court of competent jurisdiction (each, an “Order”) directing the Escrow Agent to release to either of the Interested Parties a Deposit Release Amount, the Escrow Agent shall release to such Interested Party such Deposit Release Amount in accordance with such Joint Instruction or Order. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken, or when all appeals taken shall have been finally determined. With respect to any Order, the Escrow Agent shall be entitled to receive an opinion of counsel from the claiming party to the effect that such order is final and not subject to appeal. All payments under this Agreement shall be made by wire transfer of immediately available funds to the account of the Offeror or the Company as set forth in Section 12(b) or as otherwise directed pursuant to a Joint Instruction or Order.

(b) Any Joint Instruction received after 11:00 a.m. New York City time shall be treated as if received on the following Business Day.

3.	Tax Matters.

(a) If IRS imputed interest requirements apply, the Interested Parties are solely responsible to inform the Escrow Agent, provide the Escrow Agent with all imputed interest calculations, and direct the Escrow Agent to disburse imputed interest amounts. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such calculations or information.

(b) The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed original IRS Form W-9 (or original applicable IRS Form W-8, in the case of a non-U.S. person) along with any supporting documentation certifying such Interested Party’s tax status for U.S. tax information reporting purposes and U.S. tax identification number if Form W-9 is provided, or status as a non-U.S. person beneficial owner of the Deposit if a Form W-8 is provided. In the event the payee is not an Interested Party or a party to this Agreement, the Interested Parties shall provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or applicable Form W-8, in the case of a non-U.S. person) from such payee prior to payment being made. The Interested Parties understand that, in the

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event valid U.S. tax forms or other relevant forms are not provided to the Escrow Agent, the tax law may require withholding of tax on disbursements and on a portion of the Deposit.

(c) The Interested Parties agree that, unless otherwise specified in this Agreement, for U.S. federal income tax purposes any investment income earned (or proceeds received), prior to the disbursement of the Deposit during a calendar year period from the investment of the Deposit, shall be treated as the income of Offeror and shall be reported on an annual basis by the Escrow Agent on the appropriate Form 1099 (or Form 1042-S) to the extent required pursuant to the Internal Revenue Code (“Code”) and the regulations thereunder. If the Escrow Agent is required under the Code and regulations to withhold tax on any investment income earned (or proceeds received) from the Deposit prior to the release of the Deposit, such withholdings will be taken from the Deposit and deposited with the IRS in the manner prescribed by the Code and the regulations thereunder.

(d) The Interested Parties and the Escrow Agent acknowledge and agree that none of the payments under this Agreement are for compensation for services performed by an employee or independent contractor. The Escrow Agent will not be responsible for providing tax reporting and withholding for any such payments.

(e) Citigroup, Inc., its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

(f) This Section 3 may be amended by a written agreement signed by the Escrow Agent and the Interested Parties in order to conform this Section 3 to tax and regulatory requirements and any other changes to the current applicable governmental tax laws. The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent.

4.	Concerning the Escrow Agent.

(a) Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including the Investment Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, (iii) this Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto (except with respect to the Company and Offeror),

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(iv) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Deposit or otherwise incur any financial or other liability in the performance of any of its duties hereunder, and (v) the Escrow Agent shall not be obligated to take any legal or other action hereunder, which might in its judgment involve or cause it to incur any expense or liability, unless it shall have been furnished with acceptable indemnification.

(b) Standard of Care. The Escrow Agent shall be under no duty to afford the Deposit any greater degree of care than it gives its own similar property. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).

(c) Limitation on Liability. Notwithstanding any other provision of this Agreement, the Escrow Agent shall in no event be liable (i) for any indirect, incidental, consequential, punitive or special losses or damages, regardless of the form of action and whether or not any such losses or damages were foreseeable or contemplated, or (ii) for the investment or reinvestment of the Deposit, or any liquidation of such investment or reinvestment, executed in accordance with the terms of this Agreement, including any liability for any delays (not resulting from its gross negligence or willful misconduct as finally adjudicated by a court of competent jurisdiction) in the investment or reinvestment of the Deposit, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date.

(d) Reliance. The Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, instruction, notice, request, instrument, consent, authorization, receipt, power of attorney, e-mail, .pdf or other writing delivered to it without being required to determine the authenticity or validity thereof, or the correctness or accuracy of any fact stated therein or the propriety or validity or the service thereof or the jurisdiction of the court issuing any judgment or order. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so.

(e) Consultation. The Escrow Agent may consult with counsel satisfactory to it over any question as to the provisions of this Agreement or its duties hereunder and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action reasonably taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel.

5.	Compensation, Expense Reimbursement and Indemnification.

(a) Compensation: Offeror and the Company covenant and agree, jointly and severally, to pay to the Escrow Agent on a timely basis all fees and expenses

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specified in Schedule A. Without altering or limiting the joint and several liability of the Interested Parties to the Escrow Agent under this Section 5(a), the Interested Parties agree among themselves that Offeror and the Company shall each be responsible for 50% of the fees and expenses specified in Schedule A. Offeror and the Company covenant and agree, jointly and severally, to be responsible for any other fees and expenses payable to the Escrow Agent with respect to the Deposit Escrow Account. Any attorney’s fees incurred in connection with the preparation and negotiation of this Agreement and any Escrow Agent acceptance fees shall be due and payable upon the execution of this Agreement. In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Deposit and may sell, convey or otherwise dispose of any amounts held in the Deposit Escrow Account for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Deposit an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(b) Indemnification: Offeror and the Company covenant and agree, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates and agents (each, an “Indemnified Party”) for, hold each Indemnified Party harmless from, and defend each Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Indemnified Party, whether direct, indirect or consequential, arising out of or in connection with this Agreement or with the administration of its duties hereunder, including reasonable and documented attorney’s fees, costs and expenses, tax liabilities (including any taxes, withholding taxes relating to any funds, interest and penalties but excluding any income tax liabilities associated with the Escrow Agent’s fees), any liabilities or damages that may result from any inaccuracy or misrepresentation made in any tax certification provided to the Escrow Agent, and other reasonable and documented costs and expenses of defending or preparing to defend against any claim of liability (whether threatened or initiated), except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from an Indemnified Party’s gross negligence or willful misconduct. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

6.	Dispute Resolution.

In the event of any disagreement among any of the Interested Parties, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person

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for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Deposit shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement among all of the relevant Interested Parties, and (ii) the Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the relevant Interested Parties setting forth in detail the agreement. The Escrow Agent shall be entitled to receive (from and at the expense of the claiming party) an opinion of counsel to the effect that any order, judgment or decree is final and not subject to appeal. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to file an action in interpleader requiring the Interested Parties hereto to answer and litigate any claims and rights among themselves. The costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of Offeror and the Company. The rights of the Escrow Agent under this Section 6 are cumulative of all other rights which it may have by law or otherwise.

7.	Exclusive Benefit.

Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. No party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

8.	Force Majeure.

Notwithstanding anything contained in this Agreement to the contrary, the Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

9.	Resignation and Removal.

(a) The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties sixty (60) calendar days’ prior written notice of resignation.

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(b) Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within sixty (60) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, Offeror and the Company shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent’s removal, or (ii) 60-day period, in the case of the Escrow Agent’s resignation, the Escrow Agent may either (A) safe keep the Deposit until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c) Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Deposit then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses, or hold such Deposit (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it.

(d) Upon delivery of the Deposit to the successor escrow agent as provided in this Section 9, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10.	Governing Law; Jurisdiction; Waivers.

(a) The parties agree (in accordance with Section 5-1401 of the General Obligations Law of the State of New York) that, to the extent such laws would otherwise not apply, this Agreement (including this choice-of-law provision) and the rights and obligations of the parties to this Agreement shall be governed by, construed and enforced in accordance with, and all controversies and disputes arising under, in connection with or in relation to this Agreement shall be resolved pursuant to the laws of the State of New York applicable to contracts made and to be wholly performed in the State of New York.

(b) The parties hereto irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement, including any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement. The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(c) The parties irrevocably and unconditionally waive, to the fullest extent permitted by law, and agree not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any

7

court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consent to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement. If the Escrow Agent has or acquires any claim against Offeror or any other Interested Parties other than for an obligation arising under this Agreement, the Escrow Agent shall have no right of setoff against the Deposit Escrow Account with respect to such claim.

(d) The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

11.	Instructions, Verification, Communications.

(a) All instructions or notices required or permitted under this Agreement shall be in writing, in English, and may be delivered to the Escrow Agent by facsimile or by e-mail and, if so requested by the Escrow Agent, by an original, executed by an Authorized Person of each of the Interested Parties. The identity of such Authorized Persons, as well as their specimen signature, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signers forms as set forth on Schedule B and Schedule C upon the execution of this Agreement and shall remain in effect until the applicable Interested Party notifies the Escrow Agent of any change thereto (the person(s) so designated from time to time, the “Authorized Persons”). The Escrow Agent and the Interested Parties agree that the above constitutes a commercially reasonable security procedure and further agree not to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Agreement) from any Interested Party.

(b) In the event funds transfer instructions are given, whether in writing, by facsimile, .pdf, e-mail, or otherwise, such funds transfer instructions should contain a selected test word also evidenced on Schedule B and Schedule C. Test words must contain at least 8 alphanumeric characters, established at document execution. In addition or in lieu of test words, the Escrow Agent is authorized to seek confirmation of such instructions or notice by telephone call back to the applicable person(s) set forth on Schedule B and Schedule C and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated. To ensure the accuracy of the instructions or notice it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instruction, or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The Interested Parties acknowledge and agree that these security procedures for funds transfers are commercially reasonable.

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(c) The Escrow Agent will treat information relating to Offeror and/or the Company as confidential. The Escrow Agent is authorized to disclose such confidential information (i) in order to comply with any subpoena, order, regulation, ruling or request of any judicial, administrative or legislative body or committee or any self-regulatory body (including any securities or commodities exchange or the National Association of Securities Dealers, Inc.), or (ii) otherwise as required by applicable law or regulation. In the event the Escrow Agent receives a request to disclose such confidential information by subpoena or other formal legal process pursuant to clauses (i) or (ii) above, it will (A) employ reasonable efforts to notify the relevant Interested Party of such request, to the extent not prohibited by law; (B) consult to the extent reasonable under the circumstances with the relevant Interested Party on the advisability of taking steps to resist or narrow such request; and (C) if disclosure is required or deemed advisable, not hinder the relevant Interested Party in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of such confidential information. The Escrow Agent will be entitled to reimbursement of reasonable and documented expenses, including the fees and expenses of counsel, incurred in connection with actions taken pursuant to this provision. For purposes of this Section 11(c), confidential information shall not include information which (i) is or becomes part of the public domain other than as a result of breach of this Section 11(c) by the Escrow Agent, (ii) was known or acquired by the Escrow Agent prior to receipt from an Interested Party, (iii) is subsequently obtained by the Escrow Agent from a third party not known by the Escrow Agent to have an obligation to an Interested Party to maintain the confidentiality of the information, (iv) is developed independently by or for the Escrow Agent, without reference to confidential information, or (v) is generally known by persons in the banking and securities industries.

(d) To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. Subject to Section 11(c), the Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

(e) In accordance with the Unlawful Internet Gambling Act (the “Act”), the Interested Parties may not use the Deposit Escrow Account or other Citibank facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CFR Section 132.2(y). Therefore, neither the Interested Parties nor any person who has an ownership interest in or control over the Deposit Escrow Account may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

(f) Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information

9

shall be encrypted. The recipient (the “E-mail Recipient”) of the encrypted email communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure email sent by the Escrow Agent to the E-mail Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure Email website at www.citi.com/citi/finance/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(g) The provisions of this Section 11(a), (b) and (d)-(f) may be amended by the Escrow Agent unilaterally upon prior written notice to the Interested Parties; provided, that no such amendment shall have a material adverse impact on any of the Interested Parties without the affected Interested Party’s prior written consent; provided, further, that no such amendment shall alter, waive, repeal or conflict with, any provision of this Agreement other than Section 11(a), (b) and (d)-(f), and must otherwise be in scope and substance similar to that of Section 11(a), (b) and (d)-(f).

12.	Notices; Wiring Instructions.

(a) Any notice permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal, overnight delivery by a recognized courier or delivery service, or (ii) by registered or certified mail, return receipt requested, postage prepaid, (iii) by confirmed facsimile, or (iv) by e-mail, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such party may hereafter designate by written notice to the other parties). Notices to the Escrow Agent shall only be deemed given upon actual receipt by the Escrow Agent.

(b) Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions unless by such method of payment and pursuant to such Joint Instruction as may have been given in advance and in writing to or by the Escrow Agent, as the case may be, in accordance with Section 12(a).

If to The Company:

Bank:

ABA#:

Account Name:

A/C#:

SWIFTCODE:

Ref:

If to Offeror:

Bank:

ABA#:

Account Name:

A/C#:

SWIFTCODE:

Ref:

10

If to the Escrow Agent:

Citibank, N.A.

ABA #: 021 000 089

SWIFT ID: CITIUS33 (For remitting funds from outside the U.S.)

Credit to: Escrow Concentration Account

Credit AC #: 36855852

Reference: [    ]

13.	Amendment; Waiver.

Except as specifically set forth in this Agreement, any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. Any waiver of compliance with any of the agreements or covenants contained in this Agreement shall be valid only if set forth in an instrument in writing signed by the party or parties granting such waiver, but such waiver of compliance with respect to such agreements or covenants shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

14.	Severability.

The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15.	Entire Agreement, No Third Party Beneficiaries.

This Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Deposit and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Deposit. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.	Termination.

This Agreement shall terminate and the Deposit Escrow Account shall be closed upon the distribution of all amounts from the Deposit Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

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17.	Use of Name.

No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any Interested Parties hereto, or on such Interested Party’s behalf, without the prior written consent of the Escrow Agent.

18.	Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile or .pdf signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto, except in respect of any Non-US entity, whereby originals are required.

19.	Mergers and Conversions.

Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

20.	Interpretation.

(a) Definitions.

(i)	“Act” shall have the meaning set forth in Section 11(e).

(ii)	“Agreement” shall have the meaning set forth in the preamble.

(iii)	“Authorized Persons” shall have the meaning set forth in Section 11(a).

(iv)	“Business Day” means any day that the Escrow Agent is open for business.

(v)	“Citibank” shall have the meaning set forth in the preamble.

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(vi)	“Code” shall have the meaning set forth in Section 3(c).

(vii)	“Company” shall have the meaning set forth in the preamble.

(viii)	“Deposit” shall have the meaning set forth in Section 1(b).

(ix)	“Deposit Escrow Account” shall have the meaning set forth in Section 1(a).

(x)	“Deposit Release Amount” shall have the meaning set forth in Section 2(a).

(xi)	“Effective Date” shall have the meaning set forth in the preamble.

(xii)	“E-mail Recipient” shall have the meaning set forth in Section 11(f).

(xiii)	“Escrow Agent” shall have the meaning set forth in the preamble.

(xiv)	“Indemnified Party” shall have the meaning set forth in Section 5(b).

(xv)	“Interested Parties” shall have the meaning set forth in the preamble.

(xvi)	“Investment Agreement” shall have the meaning set forth in the recitals.

(xvii)	“Joint Instruction” shall have the meaning set forth in Section 2(a).

(xviii)	“Offeror” shall have the meaning set forth in the preamble.

(xix)	“Order” shall have the meaning set forth in Section 2(a).

(b) Construction.

(i) the singular includes the plural (and vice versa);

(ii) headings are for convenience only and do not affect the construction of this Agreement;

(iii) references to Sections and Schedules are to Sections and Schedules to this Agreement;

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(iv) reference to any agreement or document includes amendments and replacements of and supplements to such agreement or document;

(v) references to any person include successors of such person and its permitted assignees and transferees;

(vi) references to “$” or “Dollars” shall mean U.S. dollars;

(vii) the words “include”, “includes”, “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified;

(viii) all references to an account include all replacement accounts for such account; and

(ix) for the avoidance of doubt, the Schedules to this Agreement form part of this Agreement.

[Remainder of page intentionally left blank. Signatures follow.]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:
Name:
Title:
Date:

Notice to:
Citibank, N.A., Agency & Trust
388 Greenwich Street, 14th Floor
New York, New York 10013
Attn: [●]
Phone: [●]
Facsimile: [●]
e-mail: [●]

GLOBAL AVIATION LEASING CO., LTD.

By:
Name:
Title:
Date:

Notice to:

[●]
[●]
[●]
Attn: [●]
Phone: [●]
Facsimile: [●]
e-mail: [●]

with a copy to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603

Attention:	Pran Jha
Facsimile:	(312) 853-7036
E-mail: pjha@sidley.com

AVOLON HOLDINGS LIMITED

By:
Name:
Title:
Date:

Notice to:

Avolon Holdings Limited
The Oval, Building 1
Shelbourne Road
Ballsbridge, Dublin 4
Ireland
Attention:	Ed Riley
Facsimile:	+353 (1) 231 5889
E-mail: [ ]

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10753
Attention:	Douglas P. Warner, Esq
Facsimile:	(212) 310-8007
E-mail: doug.warner@weil.com

List of Schedules

A	Escrow Agent Fee Schedule

B	Authorized List of Signers

C	Authorized List of Signers

SCHEDULE A

SCHEDULE OF FEES

A-1

SCHEDULE B

AUTHORIZED LIST OF SIGNERS

This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with ..pdf attachment) instruction as specified in the Agreement the Interested Parties acknowledge that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Interested Parties wish to use facsimile (or e-mail with .pdf attachment) as a means of instruction. Offeror designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of Offeror and select the security procedures specified herein. Offeror accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by Offeror, provided the Escrow Agent has complied with the stated security procedure. The Interested Parties are responsible for keeping confidential the contents of this Schedule B. The Interested Parties should be careful in completing this Schedule B as it may be rejected if it contains erasures or white outs.

☐ New	☐ Addition	☐ Supersede

GLOBAL AVIATION LEASING CO., LTD.

Specimen Signature
Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Where applicable, the Escrow Agent will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers/Approvers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, Escrow Agent reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

B-1

SCHEDULE C

AUTHORIZED LIST OF SIGNERS

This form supplements the Agreement and related documents and applies to instructions given by facsimile (or e-mail with .pdf attachment) for securities or funds transfers and for other purposes under the Agreement. In giving any facsimile (or e-mail with ..pdf attachment) instruction as specified in the Agreement the Interested Parties acknowledge that facsimile (or e-mail with .pdf attachment) present a high degree of risk or error, security and privacy. Nevertheless the Interested Parties wish to use facsimile (or e-mail with .pdf attachment) as a means of instruction. The Company designates below the individuals who are authorized to initiate transfers or other instructions by facsimile (or e-mail with .pdf attachment) on behalf of the Company and select the security procedures specified herein. The Company accepts the associated risks of unauthorized or erroneous instructions and agrees to be bound by such instructions whether or not actually authorized by The Company, provided the Escrow Agent has complied with the stated security procedure. The Interested Parties are responsible for keeping confidential the contents of this Schedule C. The Interested Parties should be careful in completing this Schedule C as it may be rejected if it contains erasures or white outs.

☐ New	☐ Addition	☐ Supersede

AVOLON HOLDINGS LIMITED

Specimen Signature
Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Name
Title
Phone
E-mail Address

Where applicable, the Escrow Agent will confirm the instructions received by return call to one of the telephone numbers listed below.

Telephone Number (including Country code)	Name

Test Word

Test Words must contain at least 8 alphanumeric characters, and should be established at document execution and changed each time the List of Authorized Signers/Approvers is updated. All instructions should clearly display the Test Word, which may be used in lieu of a callback to confirm the authenticity of the instruction. However, Escrow Agent reserves the right to perform the callback in addition to the Test Word if circumstances warrant.

C-1